Exhibit 4 (b)

CANADA LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT

This endorsement is part of your Flexible Premium Variable Annuity policy. The endorsement changes the policy as provided below.

The provision entitled Proceeds On Death Of The Last Surviving Annuitant Before Annuity Date (The Death Benefit) is deleted in its entirety and replaced by the following:

PROCEEDS ON DEATH OF THE LAST SURVIVING ANNUITANT BEFORE ANNUITY DATE

(THE DEATH BENEFIT)

If the Last Surviving Annuitant dies before the Annuity Date, We will pay the Beneficiary a Death Benefit. If We receive Due Proof of Death during the first five Policy Years, the Death Benefit is the greater of:

a.    the premiums paid, less any partial withdrawals, surrender charges, and premium taxes due; or

b.    the Policy Value on the date We receive Due Proof of Death and the Beneficiary’s payment instructions.

If We receive Due Proof of Death after the first five Policy Years, the Death Benefit is the greatest of:

1.    “(a)” above;

2.    “(b)” above; or

3.    “(c)” where “(c)” is the Policy Value at the end of the most recent 5 Year Policy Anniversary occurring before the date We receive Due Proof of Death and the Beneficiary’s payment instructions. This value will be adjusted for any partial withdrawals, surrender charges, taxes due and premiums paid, since the end of the most recent 5 Year Policy Anniversary. The 5 Year Policy Anniversaries (i.e., 5, 10, 15, 20, etc.) are measured from the Policy Date.

However, if “(c)” exceeds “(b)” by an amount greater than $1,000,000 then the amount payable under item 3 above will be “(b)” plus $1,000,000.

If on the date the Policy was issued, all Annuitants were attained age 80 or less, then after any Annuitant attains age 81, the Death Benefit is the greater of items “(a)” or “(b)” above. If on the date the Policy was issued, any Annuitant was attained age 81 or older, the Death Benefit is the Policy Value on the Date we receive Due Proof of Death.

If You are the Last Surviving Annuitant who dies before the Annuity Date, the Death Benefit must be distributed pursuant to the rules set forth below in “Proceeds on Death of Any Owner.”

[Dan ?? SIGNATURE LOGO APPEARS HERE]                                              [Ron ?? SIGNATURE LOGO APPEARS HERE]

Secretary	President